                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                             SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.    )

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


     Meridian Point Realty Trust VIII Co.
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                (Name of Registrant as Specified In Its Charter)

     Committee for a Greater Meridian Point VIII
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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X] No Fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:
     Shares of Preferred Stock and Common Stock, par value $.001 per share
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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ] Fee paid previously with preliminary materials:
[ ] Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:


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

                   COMMITTEE FOR A GREATER MERIDIAN POINT VIII


                     IT IS TIME TO BENEFIT ALL SHAREHOLDERS

Dear Shareholder of Meridian Point Realty Trust VIII Co.:

     Do you want the future of your investment to be controlled by a management team that has established a track record at another public real estate company of losing 85% of its investors' money over the past decade? Well, that is exactly what is going on here at Meridian Point Realty Trust VIII Co. With that type of track record, do you want these people controlling your company and your investment? Are you so confident about the future under this management that you can afford to say "IT CAN'T HAPPEN HERE?" We're not and we can't!

     The June 4 letter from the current Board accused Richard M. Osborne, a member of the Committee For a Greater Meridian Point VIII (the "Committee"), and his investment fund, Turkey Vulture Fund, XIII, Ltd., of attempting to benefit themselves at the expense of other Meridian stockholders. MR. OSBORNE AND HIS FUND HAVE INVESTED OVER $10 MILLION IN MERIDIAN. ALL OF YOUR CURRENT BOARD HAS INVESTED ONLY ABOUT $50,000 ADDED TOGETHER. The facts are clear: As a major stockholder, if Mr. Osborne benefits, everyone benefits.

     Mr. Osborne's track record speaks for itself:

     1. Brandywine Realty Trust is a REIT trading on the American Stock Exchange. In January 1996, Mr. Osborne bought more than 500,000 shares at a time when the stock was trading at $11.40 - $12.75 (adjusted for a 1-for-3 stock split). Brandywine named Mr. Osborne to its Board on February 9, 1996, and Mr. Osborne was re-elected to the Brandywine Board at its Annual Meeting on May 12, 1997. According to Brandywine's 1996 Annual Report, Brandywine was the Number One performing office REIT in the U. S. in 1996, "with a total shareholder return (consisting of both share appreciation and dividend distributions) of 91.6% for the twelve month period ended December 31, 1996."

     2. Haverfield Corporation is a financial services holding company trading on the NASDAQ system. Mr. Osborne bought his first shares in November 1995 at $13.875 per share. As early as February 1996, Mr. Osborne began pressing management of Haverfield to take action to maximize shareholder value. On April 22, 1997, Haverfield signed an agreement to merge with Charter One Financial, Inc. in a stock-for-stock exchange in which the stockholders of Haverfield will receive stock valued at $27.00.

There is one fact common to both these companies - ALL THE STOCKHOLDERS BENEFITED along with Mr. Osborne following his investment.

                      THE BOARD SHOULD BE HELD ACCOUNTABLE

Meridian's proxy material states "[o]fficers of the Company hold office at the discretion of the Directors." To us, this means that the Board is responsible for the quality of the company's management. We don't believe the Board has done its job.

We are therefore asking Meridian VIII shareholders to support our nominees on the enclosed BLUE proxy card. Even if you have already sent in a White proxy to the Board, you can revoke your vote and support the Committee's five nominees by signing and returning a later-dated BLUE proxy card.

If all five of our nominees are elected, we will comprise a majority of the seven-member Board and we will be able to bring about change at Meridian. One of our priorities is to put together a new management team with "the right stuff" to effect a successful turnaround for Meridian and its shareholders.

           PROTECT YOUR INVESTMENT -- VOTE THE COMMITTEE'S BLUE PROXY

Both the common and preferred shares of Meridian are trading below their respective highs of five years ago. We believe we can do a better job than the current Board and management of turning the company around. Even if our nominees do not constitute a majority of the Board after the election, we still will be a very vocal minority and pressure the Board for change. We urge you to support our efforts by signing, dating, and returning the BLUE proxy card today.

                 THE ANNUAL MEETING IS JUNE 13 -- DO NOT DELAY!

Every vote counts -- no matter how few or many shares you own. Please mail in your BLUE proxy card today so that it is received PRIOR TO the June 13 Meeting.
Remember: you can vote for the Committee's nominees ONLY ON THE COMMITTEE'S BLUE PROXY CARD.

                              Sincerely,



June 9, 1997                  THE COMMITTEE FOR A GREATER
                              MERIDIAN POINT VIII



IF YOU ARE CONCERNED THAT YOUR VOTE WILL NOT BE RECEIVED PRIOR TO THE JUNE 13 MEETING, PLEASE CALL OUR PROXY SOLICITOR, BEACON HILL PARTNERS, AT 1-800-854-9486 OR (COLLECT) AT 212-843-8500.